Exhibit 99.1

Presidio Property Trust, Inc. Announces Earnings for

the Year Ended December 31, 2025

San Diego, California, March 27, 2026 – Presidio Property Trust, Inc. (Nasdaq: SQFT, SQFTP, SQFTW) (the “Company”), an internally managed, diversified real estate investment trust (“REIT”), today reported earnings for its year ended December 31, 2025.

“The Model Home Segment continued to perform well throughout the year. We remain focused on purchasing models within the Sunbelt states, which we believe have continued upside potential. Our acquisitions in 2025 executed that plan. Despite challenges in the general resale market, our model sales performed well. Our resale portfolio remains an attractive option for homebuyers given its unique combination of upgrades and features, compared to typical construction,” said Steve Hightower, President of the Model Home Division.

“Our tenant retention and renewal activity during 2025 was very strong, resulting in 88% of expiring space renewing, including 84% of our expiring office leases. This demonstrates underlying strength in strategically located assets within the office sector.” said Gary Katz, the Company’s Chief Investment Officer.

The Year Ended December 31, 2025, Financial Results

Net loss attributable to the Company’s common stockholders for the year ended December 31, 2025 was approximately $10.5 million, or $8.59 per basic and diluted share, compared to a net loss of approximately $27.9 million, or ($22.50) per basic and diluted share for the year ended December 31, 2024. The change in net income attributable to the Company’s common stockholders was a result of:

●	Total revenue was approximately $16.8 million for the year ended December 31, 2025 compared to approximately $18.9 million for the same period in 2024, a decrease of approximately $2.1 million or 11.2%. As of December 31, 2025, we had approximately $108.6 million in net real estate assets including 80 model homes, compared to approximately $127.6 million in net real estate assets including 78 model homes on December 31, 2024. The average number of model homes held during the years ended December 31, 2025 and 2024 was 79 and 94, respectively. The change in revenue is directly related to the decrease in commercial real estate rental income during the current period, from the sale of our two commercial properties on February 6, 2025.
●	Rental operating costs were approximately $6.2 million for the year ended December 31, 2025 compared to approximately $6.3 million for the same period in 2024, a decrease of approximately $0.1 million or 1.6%. Rental operating costs as a percentage of total revenue were 36.6% and 33.1% for the years ended December 31, 2025 and 2024, respectively, as office property expenses continue to increase, specifically insurance costs. As of December 31, 2025 our model home assets made up 33.8% of our total real estate assets, which is up from 29.3% as of December 31, 2024, and our gross revenue from model home assets represented approximately 23.5%of our total revenue. This percentage is expected to increase in 2026 as the percentage of our model home real estate assets has increased, with the sale of Dakota Center in 2026 and the status of Shea Center II; however, if we purchase additional properties during 2026, our rental operating costs could increase. As for our commercial properties, we expect operating costs to decrease by $2.5 million as a result of the Dakota Center sale and the loss of Shea Center II.

●	General and administrative (“G&A”) expenses were approximately $5.7 million for the year ended December 31, 2025, compared to approximately $7.5 million for the same period in 2024, representing a decrease of approximately $1.8 million or 24.2%. As a percentage of total revenue, our general and administrative costs were approximately 33.9% and 39.8% for the years ended December 31, 2025 and 2024, respectively. G&A expenses comparatively decreased in 2025, largely due to the one-time nature of the 2024 annual meeting and settlement with Zuma Capital and certain individuals and entities affiliated or associated with Zuma Capital Management, LLC (“Zuma Capital”). The comparative decline was also due to additional consulting fees, higher proxy solicitation fees, and legal fees in 2024, all of which decreased by an aggregate of approximately $0.6 million in 2025 as compared to 2024. Additionally, employee, ex-officer and board costs, including stock compensation and bonus accruals increased during the year ended December 31, 2024 by approximately $0.5 million.
●	During the year ended December 31, 2025, the Company sold 20 model homes for approximately $9.8 million, net of closing costs, and the Company recognized a gain of approximately $1.0 million. Additionally, on February 7, 2025, the Company sold two commercial properties, Union Town Center and Research Parkway, to a single buyer for approximately $15.9 million, net of selling costs, and recognized $4.5 million net of closing costs. For the period ended December 31, 2024, the Company sold 51 model homes for approximately $24.8 million and the Company recognized a gain of approximately $3.4 million.
●	During the year ended December 31, 2025, we recognized a non-cash impairment charge of approximately $6.4 million on our real estate assets. Of the $6.4 million impairment for the year, approximately$6.0 million was related to our commercial properties Shea Cener II and Dakota Center, approximately $0.3 million was related to model homes, and approximately $0.1 million was related to goodwill impairment. The impairment on Shea Center II was primarily related to suboptimal occupancy levels and the near term conditions of the Denver market conditions, while the new impairment charges for the model homes reflect the estimated and actual sales prices for these specific model homes.
●	Interest expense, including amortization of deferred finance charges, was approximately $6.1 million for the year ended December 31, 2025. This value is unchanged from the $6.1 million in interest expense incurred for December 31, 2024. As of December 31, 2025 we carried total debt of $92.1 million which reflects a decrease of 9.8% from the year ended December 31, 2024. Simultaneously, the weighted average of our interest expenses increased from 5.63% as of December 31, 2024 to 6.16% for the year ended December 31, 2025. We expect these costs to decrease for 2026, as approximately $1.3 million of our current interest expenses were driven by Shea Center II and Dakota Center.

FFO (non-GAAP) totaled approximately $(3.8 million) and $(3.4 million) for the years ended December 31, 2025 and 2024, respectively. A reconciliation of FFO to net loss, the most directly comparable GAAP financial measure, is attached to this press release. However, because FFO excludes depreciation and amortization as well as the changes in the value of the Company’s properties that result from use or market conditions, each of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited.

We believe Core FFO (non-GAAP) provides a useful metric in comparing operations between reporting periods and in assessing the sustainability of our ongoing operating performance. Core FFO decreased by about $1.3 million, from approximately $(1.4 million) for the year ended December 31, 2024, to approximately $(2.7 million) for the year ended December 31, 2025. A reconciliation of Core FFO to net income, the most directly comparable GAAP financial measure, is attached to this press release.

Acquisitions and Dispositions for the year ended December 31, 2025:

Acquisitions during the year ended December 31, 2025:

●	We acquired 22 Model Home Properties and leased them back to the homebuilders under triple net leases during the year ended December 31, 2025. The purchase price for these properties was approximately $9.4 million. The purchase price consisted of cash payments of approximately $2.8 million and mortgage notes of approximately $6.6 million.

Dispositions during the year ended December 31, 2025:

●	20 model homes for approximately $9.8 million, net of sales costs, and the Company recognized a gain of approximately $1.0 million.

●	On February 6, 2025, the Company sold two commercial properties, Union Town Center and Research Parkway, to a single buyer for approximately $15.9 million, net of selling costs, and recognized a net gain of approximately $4.5 million net of closing costs.

Segment Income during the year ended December 31, 2025:

The following tables compare the Company’s segment activity and NOI and adjusted NOI for Model Home income to its results of operations and financial position as of and for the year ended December 31, 2025. The line items listed in the below NOI tables include the significant expense considered by the CODM for cash allocations on future investments. The Other Non-Segment & Consolidating Items represent corporate activity, the investment in Conduit Pharmaceutical, and other eliminating items for consolidation. The information for Corporate and Other are presented to reconcile back to the consolidated statement of operations, but is not considered a reportable segment. This includes the loss on Conduit marketable securities.

The following tables compare the Company’s segment activity to its results of operations and financial position as of and for the year ended December 31, 2025:

	For the Year Ended December 31, 2025
	Retail	Office/Industrial	Model Homes	Corporate and Other	Total

Rental revenue	$487,161	$9,585,303	$3,952,162	$—	$14,024,626
Recovery revenue	56,439	2,389,853	—	—	2,446,292
Other operating revenue	400	257,414	5,776	80,200	343,790
Total revenues	544,000	12,232,570	3,957,938	80,200	16,814,708

Rental operating costs	115,047	6,423,862	212,817	(593,674)	6,158,052
Net Operating Income (NOI)	428,953	5,808,708	3,745,121	673,874	10,656,656

Gain on Sale - Model Homes	—	—	950,434	—	950,434
Impairment of Model Homes	—	—	(339,609)	—	(339,609)

Adjusted NOI	$428,953	$5,808,708	$4,355,946	$673,874	$11,267,481

The CODM reviews on a regular basis the GAAP performance of each segment, including the significant segment expenses reported for GAAP shown in the table below. Our significant segment expenses include consolidated expense categories presented in our consolidated statements of operations, as well as rental operating costs. This information is provided to the CODM and factors into the CODM’s decision making for company-wide strategy. The following tables compare the Company’s segment activity and to its results of GAAP operations and financial position as of and for the year ended December 31, 2025. The information for Corporate and Other are presented to reconcile back to the consolidated statement of operations, but is not considered a reportable segment as noted above.

	For the Year Ended December 31, 2025
	Retail	Office/Industrial	Model Homes	Corporate and Other	Total
Revenues:
Rental income	$543,600	$11,975,156	$3,952,162	$—	$16,470,918
Fees and other income	400	257,414	5,776	80,200	343,790
Total revenue	544,000	12,232,570	3,957,938	80,200	16,814,708
Costs and expenses:
Rental operating costs	115,047	6,423,862	212,817	(593,674)	6,158,052
General and administrative	—	19,195	813,705	4,871,930	5,704,830
Depreciation and amortization	100,472	3,910,547	846,818	4,430	4,862,267
Impairment of goodwill and real estate assets	—	6,031,828	339,609	72,000	6,443,437
Total costs and expenses	215,519	16,385,432	2,212,949	4,354,686	23,168,586
Other income (expense):
Interest expense - mortgage notes	(276,961)	(3,757,328)	(2,010,791)	(5,357)	(6,050,437)
Interest and other income, net	—	—	(13,735)	34,616	20,881
Net loss in Conduit Pharmaceuticals marketable securities (see footnote 9)	—	—	—	(188,287)	(188,287)
Gain on sales of real estate, net	4,494,358	—	950,434	—	5,444,792
Income tax (expense) benefit	—	(9,600)	(60,875)	(392,695)	(463,170)
Total other income, net	4,217,397	(3,766,928)	(1,134,967)	(551,723)	(1,236,221)
Net income (loss)	4,545,878	(7,919,790)	610,022	(4,826,209)	(7,590,099)
Less: Income attributable to noncontrolling interests	—	(47,710)	(637,876)	—	(685,586)
Net income (loss) attributable to Presidio Property Trust, Inc. stockholders	$4,545,878	$(7,967,500)	$(27,854)	$(4,826,209)	$(8,275,685)

Dividends paid during the years ended December 31, 2025 and 2024:

The following is a summary of distributions declared per share of our Series D Preferred Stock for the years ended December 31, 2025 and 2024.

Series D Preferred Stock

Month	2025	2024
	Distributions Declared	Distributions Declared
January	$0.19531	$0.19531
February	0.19531	0.19531
March	0.19531	0.19531
April	0.19531	0.19531
May	0.19531	0.19531
June	0.19531	0.19531
July	0.19531	0.19531
August	0.19531	0.19531
September	0.19531	0.19531
October	0.19531	0.19531
November	0.19531	0.19531
December	0.19531	0.19531
Total	$2.34372	$2.34372

Subsequent Real Estate Activity:

As of January 14, 2026, the Company sold Dakota Center for $5,125,000. The remaining loan balance was released as a part of the discounted payoff agreement with the lender. During February and March 2026, we sold five model homes in Texas for approximately $2.5 million and recorded a gain of approximately $0.1 million on sales. These sales included the final home for DMH#204 LP.

About Presidio Property Trust

Presidio is an internally managed, diversified REIT with holdings in model home properties which are triple-net leased to homebuilders, office, industrial, and retail properties. Presidio’s model homes are leased to homebuilders located primarily in the sun belt states. Presidio’s office, industrial, and retail properties are located primarily in Colorado, with properties also located in Maryland, North Dakota, Texas, and Southern California. For more information on Presidio, please visit Presidio’s website at https://www.PresidioPT.com.

Definitions

Non-GAAP Financial Measures

Funds from Operations (“FFO”) – The Company evaluates performance based on Funds From Operations, which we refer to as FFO, as management believes that FFO represents the most accurate measure of activity and is the basis for distributions paid to equity holders. The Company defines FFO as net income or loss (computed in accordance with GAAP), excluding gains (or losses) from sales of property, hedge ineffectiveness, acquisition costs of newly acquired properties that are not capitalized and lease acquisition costs that are not capitalized plus depreciation and amortization, including amortization of acquired above and below market lease intangibles and impairment charges on properties or investments in non-consolidated REITs, and after adjustments to exclude equity in income or losses from, and, to include the proportionate share of FFO from, non-consolidated REITs.

However, because FFO excludes depreciation and amortization as well as the changes in the value of the Company’s properties that result from use or market conditions, each of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Core Funds from Operations (“Core FFO”) – We calculate Core FFO by using FFO as defined by NAREIT and adjusting for certain other non-core items. We exclude from our Core FFO calculation acquisition costs, loss on early extinguishment of debt, changes in the fair value of the earn-out, changes in fair value of contingent consideration, non-cash warrant dividends, other non-recuring expenses, and the amortization of stock-based compensation.

We believe Core FFO provides a useful metric in comparing operations between reporting periods and in assessing the sustainability of our ongoing operating performance. Other equity REITs may calculate Core FFO differently or not at all, and, accordingly, the Company’s Core FFO may not be comparable to such other REITs’ Core FFO.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and other federal securities laws. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements also include statements relating to the closing of the business combination with Conduit within a certain timeframe or at all. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Except as required by law, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the Company’s documents filed with the SEC, copies of which are available on the SEC’s website, www.sec.gov.

Investor Relations Contact:

Presidio Property Trust, Inc.

Lowell Hartkorn, Investor Relations

LHartkorn@presidiopt.com
Telephone: (760) 471-8536 x1244

Presidio Property Trust, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,	December 31,
	2025	2024

ASSETS
Real estate assets and lease intangibles:
Land	$16,390,250	$15,983,323
Buildings and improvements	101,878,107	102,862,977
Tenant improvements	17,645,103	16,488,066
Lease intangibles	3,467,798	3,776,654
Real estate assets and lease intangibles held for investment, cost	139,381,258	139,111,020
Accumulated depreciation and amortization	(37,536,809)	(33,700,262)
Real estate assets and lease intangibles held for investment, net	101,844,449	105,410,758
Real estate assets held for sale, net	6,805,255	22,185,742
Real estate assets, net	108,649,704	127,596,500
Other assets:
Cash, cash equivalents and restricted cash	7,422,359	8,036,496
Deferred leasing costs, net	1,340,853	1,666,135
Goodwill	1,317,000	1,389,000
Investment in Conduit Pharmaceuticals marketable securities (see Notes 2 & 9)	3,900	206,177
Deferred tax asset	223,388	298,645
Other assets, net (see Note 6)	3,095,670	3,376,697
Total other assets	13,403,170	14,973,150
TOTAL ASSETS (1)	$122,052,874	$142,569,650
LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$81,936,586	$80,977,448
Mortgage notes payable related to properties held for sale, net	10,137,781	21,116,646
Mortgage notes payable, total net	92,074,367	102,094,094
Accounts payable and accrued liabilities	3,302,187	3,290,170
Accrued real estate taxes	1,785,029	1,972,477
Dividends payable	190,220	194,784
Lease liability, net	40,108	64,345
Below-market leases, net	3,316	8,625
Total liabilities	97,395,227	107,624,495

Commitments and contingencies (see Note 10)
Equity:
Series D Preferred Stock, $0.01 par value per share; 1,000,000 shares authorized; 973,736 shares issued and outstanding (liquidation preference $25.00 per share) as of December 31, 2025 and 997,082 shares issued and outstanding as of December 31, 2024	9,737	9,971
Series A Common Stock, $0.01 par value per share, shares authorized: 100,000,000; 1,313,832 shares and 1,283,432 shares were issued and outstanding at December 31, 2025 and December 31, 2024, respectively	13,142	128,343
Additional paid-in capital	186,762,388	185,770,842
Dividends and accumulated losses	(169,945,302)	(159,374,010)
Total stockholders’ equity before noncontrolling interest	16,839,965	26,535,146
Noncontrolling interest	7,817,682	8,410,009
Total equity	24,657,647	34,945,155
TOTAL LIABILITIES AND EQUITY	$122,052,874	$142,569,650

Presidio Property Trust, Inc. and Subsidiaries

Consolidated Statements of Operations

	For the Year Ended December 31,
	2025	2024
Revenues:
Rental income	$16,470,918	$18,523,813
Fees and other income	343,790	401,462
Total revenue	16,814,708	18,925,275
Costs and expenses:
Rental operating costs	6,158,052	6,256,077
General and administrative	5,704,830	7,526,675
Depreciation and amortization	4,862,267	5,515,518
Impairment of goodwill and real estate assets	6,443,437	1,969,311
Total costs and expenses	23,168,586	21,267,581
Other income (expense):
Interest expense - mortgage notes	(6,050,437)	(6,050,196)
Interest and other income, net	20,881	(151,356)
Gain on sales of real estate, net	5,444,792	3,426,572
Net loss in Conduit Pharmaceuticals marketable securities (see footnote 9)	(188,287)	(17,925,723)
Income tax (expense) benefit	(463,170)	(60,855)
Total loss, net	(1,236,221)	(20,761,558)
Net loss:	(7,590,099)	(23,103,864)
Less: Income attributable to noncontrolling interests	(685,586)	(2,524,665)
Net loss attributable to Presidio Property Trust, Inc. stockholders	$(8,275,685)	$(25,628,529)
Less: Preferred Stock Series D dividends	(2,295,607)	(2,236,696)
Net loss attributable to Presidio Property Trust, Inc. common stockholders	$(10,571,292)	$(27,865,225)

Net loss per share attributable to Presidio Property Trust, Inc. common stockholders:
Basic & Diluted	$(8.65)	$(22.50)

Weighted average number of common shares outstanding - basic & dilutive	1,221,413	1,238,659

FFO AND CORE FFO RECONCILIATION

	For the three months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
Net loss attributable to Presidio Property Trust, Inc. common stockholders	$(4,544,421)	$(3,064,694)	$(10,571,292)	$(27,865,225)
Adjustments:
Income attributable to noncontrolling interests	339,483	196,279	685,586	2,524,665
Depreciation and amortization	1,170,832	1,357,248	4,862,267	5,515,518
Amortization of above and below market leases, net	(1,244)	(910)	(4,752)	(4,641)
Impairment of real estate assets	2,016,192	1,075,372	6,443,437	1,969,311
Net change in marketable securities	3,615	104,287	188,287	17,926,283
Gain on sale of real estate assets, net	(366,490)	(235,423)	(5,444,792)	(3,426,572)
FFO	$(1,382,033)	$(567,841)	$(3,841,259)	$(3,360,661)
Restricted stock compensation	306,762	147,031	1,138,585	1,379,080
Cost associated with Zuma Capital Management	—	—	—	565,534
Core FFO	$(1,075,271)	$(420,810)	$(2,702,674)	$(1,416,047)

Weighted average number of common shares outstanding - basic and diluted	1,234,884	1,234,727	1,221,413	1,238,659

Core FFO / Wgt Avg Share	$(0.87)	$(0.34)	$(2.21)	$(1.14)

Quarterly Dividends / Share	$—	$—	$—	$—